EXHIBIT 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

 We hereby consent to the incorporation of our audit report on financial statements of Triangle 9 Real Estate, Inc. for the period from June 16, 2021 to December 31, 2021, dated May 11, 2022, included in Triangle 9 Real Estate, Inc.’s Registration Statement on Form 1-A Regulation A Offering Statement Under the Securities Act of 1933 dated June 9, 2022.

Los Angeles, California
June 9, 2022